Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 30, 2014, relating to the financial statements of CallCopy, Inc., for the years ended December 31, 2013 and 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SS&G, Inc.

Columbus, Ohio
July 7, 2014